Exhibit 99.1

PRESS RELEASE

Contact:	Investors:
Michael J. Lambert	Patrick F. Williams
EVP & Chief Financial Officer	Vice President, Strategy & Investor Relations
NuVasive, Inc.	NuVasive, Inc.
858-909-3394	858-638-5511
investorrelations@nuvasive.com	investorrelations@nuvasive.com

Media:
Nicholas S. Laudico
The Ruth Group
646-536-7030
nlaudico@theruthgroup.com

NUVASIVE REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

•	First quarter 2012 total revenue of $151.7 million; up 21.9% from first quarter 2011 and up 1.0% from fourth quarter 2011

•	GAAP net income of $673 thousand, or $0.02 per share

•	Non-GAAP net income of $8.8 million, or $0.20 per share

SAN DIEGO, April 30, 2012 - NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on developing minimally disruptive surgical products and procedures for the spine, announced today financial results for the quarter ended March 31, 2012.

Alex Lukianov, Chairman and Chief Executive Officer, said, “Our financial performance in the first quarter of 2012 attests to excellent execution of our market-share taking strategy, and gives us increased confidence in our ability to achieve our full year revenue and profitability guidance. As we focus on execution toward our 2012 objectives, we are also making the necessary investments into NuVasive’s differentiation and share taking strategy. Our commitment to maintain NuVasive’s innovative prowess, to drive superior clinical outcomes, and to nurture our Absolute Responsiveness culture are the drivers of our success to date and will carry us beyond $1 billion in revenue. Looking forward, we expect our top line to grow in conjunction with an improving profitability profile and continual improvements in free cash flow. We are laying the groundwork today to become the #3 spine company in the world.”

NuVasive reported first quarter 2012 revenue of $151.7 million, a 21.9% increase over the $124.5 million for the first quarter 2011 and a 1.0% increase over the $150.2 million reported for the fourth quarter 2011.

Gross profit for the first quarter 2012 was $114.8 million and gross margin was 75.7%, compared to a gross profit of $100.9 million and a gross margin of 81.1% for the first quarter 2011. For the fourth quarter 2011, gross profit was $113.1 million and gross margin was 75.3%.

Total operating expenses for the first quarter 2012 were $107.5 million compared to $96.3 million in the first quarter 2011 and $122.9 million in the fourth quarter 2011. The higher operating expenses in the first quarter 2012 compared to the prior year resulted primarily from additional costs associated with higher revenue and infrastructure expansion.

On a GAAP basis, the Company reported net income of $673 thousand, or $0.02 per share, for the first quarter 2012.

On a Non-GAAP basis, the Company reported net income of $8.8 million, or $0.20 per share, for the first quarter 2012. The Non-GAAP earnings per share calculations for the first quarter exclude, (i) non-cash stock-based compensation of $6.6 million; (ii) certain intellectual property litigation expenses of $524 thousand; (iii) amortization of intangible assets of $2.8 million; (iv) acquisition related items of $448 thousand; and (v) non-cash interest expense on convertible notes of $3.1 million.

Cash, cash equivalents and short and long-term marketable securities were $363.6 million at March 31, 2012.

2012 Full Year Financial Guidance

Remains unchanged and when compared to 2011 financial results, reflects the full year impacts of convertible note activity, the Impulse Monitoring business, an accrual for estimated patent litigation royalties, and a tax expense rate in comparison to a tax benefit rate.

•	Revenue of approximately $615 million

•	GAAP EPS of approximately $0.09

•	Non-GAAP EPS of approximately $0.93

•	Non-GAAP Operating Margin of approximately 14%

•	GAAP effective tax expense rate of approximately 60%

•	Non-GAAP effective tax expense rate of approximately 40%

Reconciliation of Full Year EPS Guidance
2012 Guidance [1]
GAAP earnings per share guidance	$0.09
Non-cash stock-based compensation	0.46
Certain intellectual property litigation expenses	0.03
Amortization of intangible assets	0.16
Acquisition related items [2]	0.02
Non-cash interest expense on convertible notes	0.17

Non-GAAP earnings per share guidance	$0.93

Weighted shares outstanding - basic	43,500

Weighted shares outstanding - diluted	45,000

[1] Effective tax rate of ~60% applied to GAAP earnings and ~40% applied to Non-GAAP adjustments [2] Acquisition related items include expenses associated with prior M&A activity and as incurred

2012 Guidance Reconciliation of Non-GAAP Operating Margin %
FY 12 Guidance
Gross Margin % [A]	~76.0%

Non-GAAP Operating Expenses [B]	~62.0%
Non-cash stock-based compensation	~5.5%
Certain intellectual property litigation expenses	~0.5%
Amortization of intangible assets	~2.0%
Acquisition related items*	~0.2%
GAAP Operating Expenses	~70.2%

Non-GAAP Operating Margin % [A-B]	~14.0%
* Acquisition related items include expenses associated with prior M&A activity and as incurred

Reconciliation of Non-GAAP Information

Management uses certain Non-GAAP financial measures such as Non-GAAP operating margin and Non-GAAP earnings per share, which exclude such items as non-cash stock-based compensation, certain intellectual property litigation expenses, amortization of intangible assets, acquisition related items, and non-cash interest expense on convertible notes. Management does not consider these costs in evaluating the continuing operations of the Company.    Therefore, management calculates the Non-GAAP financial measures provided in this earnings release excluding these costs and uses these Non-GAAP financial measures to enable it to analyze further, and more consistently, the period-to-period financial performance of its core business operations. Management believes that providing investors with these Non-GAAP measures gives them additional important information to enable them to assess, in the same way management assesses, the Company’s current and future continuing operations. These Non-GAAP measures are not in accordance with, or an alternative for, GAAP, and may be different from Non-GAAP measures used by other companies. Set forth below are reconciliations of the Non-GAAP financial measures to the comparable GAAP financial measure.

Reconciliation of First Quarter 2012 Results
(in thousands, except per share data)	Pre-Tax Adjustments	Net of Tax	Earnings Per Share
GAAP net income		673	$0.02
Non-cash stock-based compensation	$6,621	3,973	$0.09
Certain intellectual property litigation expenses	524	314	$0.01
Amortization of intangible assets	2,846	1,708	$0.04
Acquisition related items	448	269	$0.01
Non-cash interest expense on convertible notes	3,088	1,853	$0.04

Non-GAAP earnings		8,790	$0.20

Weighted shares outstanding - diluted			43,397

Conference Call

NuVasive will hold a conference call today at 5:30 p.m. ET / 2:30 p.m. PT to discuss the results. The dial-in numbers are 1-877-407-9039 for domestic callers and 1-201-689-8470 for international callers. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.nuvasive.com.

After the live webcast, the call will remain available on NuVasive’s website, www.nuvasive.com, through May 31, 2012. In addition, a telephonic replay of the call will be available until May 14, 2012. The replay dial-in numbers are 1-877-870-5176 for domestic callers and 1-858-384-5517 for international callers. Please use pin number 390330.

About NuVasive

NuVasive is a medical device company focused on developing minimally disruptive surgical products and procedurally integrated solutions for the spine. The Company is the 5th largest player in the $7.6 billion global spine market.

NuVasive’s principal product offering is based on its Maximum Access Surgery, or MAS® platform. The MAS platform combines several categories of solutions that collectively minimize soft tissue disruption during spine surgery with maximum visualization and safe, easy reproducibility for the surgeon: a proprietary software-driven nerve avoidance system and intra-operative monitoring support; MaXcess®, a unique split-blade retractor system; a wide variety of specialized implants; and several biologic fusion enhancers. MAS significantly reduces surgery time and returns patients to activities of daily living much faster than conventional approaches. Having redefined spine surgery with the MAS platform’s lateral approach, known as eXtreme Lateral Interbody Fusion, or XLIF®, NuVasive has built an entire spine franchise. With over 70 products today spanning lumbar, thoracic and cervical applications, the Company will continue to expand and evolve its offering predicated on its R&D focus and dedication to outstanding service levels supported by a culture of Absolute Responsiveness®.

NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the risk that NuVasive’s revenue or earnings projections may turn out to be inaccurate because of the preliminary nature of the forecasts and the risk of further adjustment, or unanticipated difficulty in selling products or generating expected profitability; the uncertain process of seeking regulatory approval or clearance for NuVasive’s products or devices, including risks that such process could be significantly delayed; the possibility that the FDA may require significant changes to NuVasive’s products or clinical studies; the risk that products may not perform as intended and may therefore not achieve commercial success; the risk that competitors may develop superior products or may have a greater market position enabling more successful commercialization; the risk that additional clinical data may call into question the benefits of NuVasive’s products to patients, hospitals and surgeons; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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NuVasive, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended March 31,
	2012	2011

Revenue	$151,691	$124,466
Cost of goods sold (excluding amortization of purchased technology)	36,933	23,526

Gross profit	114,758	100,940

Operating expenses:
Sales, marketing and administrative	94,271	84,220
Research and development	10,395	10,769
Amortization of intangible assets	2,846	1,342

Total operating expenses	107,512	96,331

Interest and other expense, net:
Interest income	208	183
Interest expense	(6,825)	(1,771)
Other income, net	437	497

Total interest and other expense, net	(6,180)	(1,091)

Income before income taxes	1,066	3,518
Income tax expense	597	1,540

Consolidated net income	$469	$1,978

Net loss attributable to noncontrolling interests	$(204)	$(381)

Net income attributable to NuVasive, Inc.	$673	$2,359

Net income per share attributable to NuVasive, Inc.:
Basic and diluted	$0.02	$0.06

Weighted average shares outstanding:
Basic	42,844	39,616

Diluted	43,397	40,511

Stock-based compensation is included in expenses in the following categories:
Sales, marketing and administrative	$6,142	$7,335
Research and development	465	611
Cost of goods sold	14	-

	$6,621	$7,946

NuVasive, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$270,180	$163,492
Short-term marketable securities	88,417	146,228
Accounts receivable, net	85,570	88,350
Inventory	122,027	119,313
Deferred tax assets, current	54,550	54,550
Prepaid expenses and other current assets	9,209	19,904

Total current assets	629,953	591,837
Property and equipment, net	131,041	124,754
Long-term marketable securities	4,999	32,503
Intangible assets, net	105,307	108,140
Goodwill	160,745	159,349
Deferred tax assets	19,857	19,857
Restricted cash and investments	68,547	68,600
Other assets	28,690	18,522

Total assets	$1,149,139	$1,123,562

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$61,470	$51,744
Accrued payroll and related expenses	18,582	22,215
Litigation liability	101,200	101,200
Acquisition-related liabilities	32,089	32,221
Senior Convertible Notes, current	74,311	-

Total current liabilities	287,652	207,380
Senior Convertible Notes	322,796	394,019
Deferred tax liabilities	3,952	3,952
Other long-term liabilities	14,693	13,461
Commitments and contingencies
Noncontrolling interests	10,501	10,705
Stockholders’ equity:
Preferred stock	-	-
Common stock	43	42
Additional paid-in capital	688,992	674,790
Accumulated other comprehensive income	1,101	477
Accumulated deficit	(180,591)	(181,264)

Total stockholders’ equity	509,545	494,045

Total liabilities and stockholders’ equity	$1,149,139	$1,123,562

NuVasive, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended March 31,
	2012	2011

Operating activities:
Consolidated net income	$469	$1,978
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,087	7,781
Amortization of debt discount	3,088	-
Amortization of debt issuance costs	451	373
Stock-based compensation	6,621	7,946
Allowance for excess and obsolete inventory, net of write-offs	1,200	216
Allowance for doubtful accounts and sales return reserve	663	6
Other non-cash adjustments	1,843	1,422
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	2,193	942
Inventory	(3,502)	(6,658)
Prepaid expenses and other current assets	10,959	(751)
Accounts payable and accrued liabilities	7,834	3,959
Accrued payroll and related expenses	(4,166)	(2,670)

Net cash provided by operating activities	39,740	14,544
Investing activities:
Cash paid for business and asset acquisitions	(3,667)	-
Purchases of property and equipment	(14,567)	(10,000)
Purchases of marketable securities	-	(26,018)
Sales of marketable securities	84,831	71,185
Payment for specific rights in connection with supply agreement	-	(8,000)

Net cash provided by investing activities	66,597	27,167
Financing activities:
Proceeds from the issuance of common stock	314	425
Other assets	76	(709)

Net cash provided by (used in) financing activities	390	(284)
Effect of exchange rate changes on cash	(39)	77

Increase in cash and cash equivalents	106,688	41,504
Cash and cash equivalents at beginning of period	163,492	92,597

Cash and cash equivalents at end of period	$270,180	$134,101